                                                                 Exhibit (a)(1)

                                 GENUITY INC.

                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
                    TO PURCHASE CLASS A COMMON STOCK UNDER
             THE GENUITY INC. 2000 LONG-TERM STOCK INCENTIVE PLAN
           AND THE GENUITY INC. OUTSIDE DIRECTORS' COMPENSATION PLAN

                   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON
            DECEMBER 31, 2001 AT 5:00 P.M., EASTERN STANDARD TIME,
                         UNLESS THE OFFER IS EXTENDED

   We are offering to our employees and to our directors to exchange all outstanding options to purchase shares of our Class A common stock ("common stock") granted on or after June 30, 2000 and on or prior to May 31, 2001 under the Genuity Inc. 2000 Long-Term Stock Incentive Plan, as amended (the "2000 Plan") and the Genuity Inc. Outside Directors' Compensation Plan (the "Directors' Plan," and together with the 2000 Plan, the "Plans") for new options that we will grant under the Plans. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying election form (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the eligible options elected to be exchanged by such option holder and accepted for exchange. The number of shares of common stock subject to the new options will be subject to adjustments for any stock splits, stock dividends, recapitalizations and similar events occurring after the expiration of this offer. We will grant the new options on a date that is at least six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). We anticipate that the replacement grant date will be on July 2, 2002. If you choose to exchange any of your options, you must also elect to exchange all options granted on or after June 3, 2001. Options granted on or after June 1, 2001 and prior to June 3, 2001 are not eligible for exchange under this offer to exchange.

   This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to a number of conditions, including the conditions described in Section F of this offer to exchange.

   If you elect to exchange options as described in this offer and if your options are accepted for exchange, we will cancel your options to be exchanged and grant you new options under the 2000 Plan if you are an employee on the replacement grant date and under the Directors' Plan if you are a director on that date. The grant of the new options will be pursuant to a new option agreement between you and us. Some key features of each new option will include:

  . The number of shares subject to the new option will equal the number of shares subject to your cancelled option, subject to adjustments for any stock splits, stock dividends, recapitalizations and similar events.

  . The exercise price of the new option will equal the average of the high and low price of our common stock as reported on the Nasdaq National Market on the replacement grant date.

  . For employees, the new option will begin to vest on the replacement grant date and will vest monthly in equal parts over the period equal to the remaining vesting term of the corresponding old option. A different vesting schedule will apply to new options granted to our directors.

  . The other terms and conditions of the new option will be substantially similar to those of the cancelled options.

   IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF GENUITY OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE

FOR YOUR CANCELLED OPTIONS. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTIONS IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

   After the replacement grant date, there may be some delay as to your ability to exercise the vested portion, if any, of your new options, while we handle administrative matters relating to the grant of the new options.

   ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS.

   Shares of our common stock are quoted on the Nasdaq National Market under the symbol "GENU". On November 30, 2001, the last sale price of our common stock as reported on the Nasdaq National Market was $1.75 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

   You should direct questions about this offer or requests for assistance or for additional copies of this offer to exchange or the election form to the Stock Option Administration Group, by email at stockoptions@genuity.com, or by telephone at (781) 865-5155.

                                   IMPORTANT

   If you wish to exchange your options, you must complete and sign the election form in accordance with its instructions, and send it and any other required documents by mail or hand delivery to our Human Resources department at Genuity Inc., 225 Presidential Way, Woburn, Massachusetts 01801.

   We are not aware of any jurisdiction where the making of this offer violates applicable law. If we become aware of any jurisdiction where the making of this offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

   We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this document or in the accompanying election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----

   SUMMARY TERM SHEET...................................................   1

      GENERAL QUESTIONS ABOUT THE OFFER TO EXCHANGE.....................  1

      SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS....................   6

      SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS..........................   7


   INTRODUCTION.........................................................  10


   THE OFFER............................................................  12

      A. NUMBER OF OPTIONS; EXPIRATION DATE.............................  12

      B. PURPOSE OF THE OFFER...........................................  13

      C. PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS....................  14

      D. WITHDRAWAL RIGHTS..............................................  15

      E. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.  16

      F. CONDITIONS OF THE OFFER........................................  18

      G. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.............  20

      H. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.......  20

      I.  INFORMATION CONCERNING GENUITY................................  21

      J.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
         ARRANGEMENTS CONCERNING THE OPTIONS............................  22

      K. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
         CONSEQUENCES OF THE OFFER......................................  22

      L.  LEGAL MATTERS; REGULATORY APPROVALS...........................  23

      M. MATERIAL INCOME TAX CONSEQUENCES...............................  23

      N. EXTENSION OF OFFER; TERMINATION; AMENDMENT.....................  24

      O. FEES AND EXPENSES..............................................  25

      P. ADDITIONAL INFORMATION.........................................  25

      Q. MISCELLANEOUS..................................................  26

   APPENDIX A...........................................................  28

                              SUMMARY TERM SHEET

   The following section answers some of the questions that you may have about this offer. However, it is only a summary, and you should carefully read the remainder of this offer to exchange and the accompanying election form because the information in this summary is not complete and because there is additional important information in the remainder of this offer to exchange and the election form. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

                 GENERAL QUESTIONS ABOUT THE OFFER TO EXCHANGE

1. What Options Are We Offering To Exchange?

   We are offering to exchange stock options to purchase shares of our Class A common stock ("common stock"), which are outstanding under the Genuity Inc. 2000 Long-Term Stock Incentive Plan, as amended (the "2000 Plan") and the Genuity Inc. Outside Directors' Compensation Plan (the "Directors' Plan," and together with the 2000 Plan, the "Plans") for new options under the Plans. As described in the answer to Question 35 below, only certain options granted under the Plans are eligible to be exchanged. (Pages 10 and 12)

2. What About The Genuity Stock I Purchased Either At The Initial Public Offering Through The Directed Shares Program Or Since The Initial Public Offering?

   This offer only applies to stock options granted to our employees and directors either under the 2000 Plan or the Directors' Plan. As a result, any shares that you may have purchased independently, either through the Directed Share Program or through your broker, are not eligible for this offer. (Page 12)

3. Why Are We Making The Offer To Exchange?

   We are making this offer to exchange because a considerable number of our employees and our directors have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We believe that these options are unlikely to be exercised in the foreseeable future. We are offering this program on a voluntary basis to allow our employees and directors to choose whether to keep their current stock options at their current exercise price, or to cancel those options for new options to purchase the same number of shares as the cancelled option. These new options will be granted on a date that is at least six months and one day from the date we cancel the options accepted for exchange (the "replacement grant date"). We anticipate that the replacement grant date will be on July 2, 2002. The exercise price of these new options will be equal to the average of the high and low price of our common stock on the replacement grant date. We are making this offer in order to provide our employees and directors with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and directors and will maximize the value of our common stock for our stockholders. (Page 13)

4. Who Is Eligible To Participate?

   Any current employee of Genuity who holds stock options under the 2000 Plan which were granted on or after June 30, 2000 and on or prior to May 31, 2001 is eligible to participate in this offer. Additionally, any current director of Genuity who holds stock options under the Directors' Plan which were granted on or after June 30, 2000 and on or prior to May 31, 2001 is eligible to participate in this offer. (Page 12)

5. Are Overseas Employees Eligible To Participate?

   Our current overseas employees who hold stock options under the 2000 Plan which were granted on or after June 30, 2000 and on or prior to May 31, 2001, are eligible to participate. However, special considerations may apply to these employees, depending on the laws of the jurisdiction in which these employees are located. Employees in the United Kingdom should particularly note the required tax election described in Section M of this offer to exchange. (Page 23)

6. Where Can I Find Out Information On The Stock Options That Have Been Issued To Me?

   All eligible employees and directors will receive a personalized election form in early December. The election form will list all eligible stock options. Eligible employees or directors in the United States will receive the election form and other materials at their home address, while eligible employees outside the United States will receive the election form and other materials at their work address. If you still have questions regarding the stock options that have already been issued to you then you may contact a member of the Genuity Stock Option Hotline at 781-865-5155. (Page 12)

7. How Does This Offer Work?

   This offer requires that you make a voluntary election that will become irrevocable at 5:00 p.m., Eastern Standard Time, on December 31, 2001, to cancel your outstanding eligible stock options in exchange for a grant of new options to be issued on the replacement grant date. The number of shares subject to the new options will be the same number as the cancelled options, subject to adjustments for any stock splits, stock dividends, recapitalizations and similar events occurring after the expiration of this offer. The exercise price of the new options will equal the average of the high and low price of our common stock as reported on the Nasdaq National Market on the replacement grant date. Except for the vesting schedule and exercise price, the new options will have terms and conditions that are substantially similar to those of the cancelled options. If you wish to participate in this offer, you may choose to cancel some or all of your options granted on or prior to May 31, 2001. However, if you choose to exchange any of these options, you will also be required to cancel all of your options granted on or after June 3, 2001. (Page
16)

8. What Do I Need To Do To Participate In This Offer?

   To participate, you must complete the election form that is attached at the end of this offer to exchange, sign it, and ensure that our Human Resources department receives it no later than 5:00 p.m., Eastern Standard Time, on December 31, 2001. You can return your form to our Human Resources department either by mailing or hand delivering it to Genuity Inc., 225 Presidential Way, Woburn, Massachusetts 01801. (Page 14)

   We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all such options promptly after the expiration of this offer at 5:00 p.m., Eastern Standard Time, on December 31, 2001. (Pages 15 and 24)

9. What If My Service As An Employee Or Director With Genuity Ends Between The Date My Options Are Cancelled And The Replacement Grant Date?

   If you are an employee, you must be continuously employed by us from now until the replacement grant date in order to receive your new options. If your employment with us is terminated by you or us for any reason between now and the replacement grant date, you will not be eligible to receive your new options and you will not be able to recover your cancelled options. If you are a director and your services as a director cease before the replacement grant date, you will not have a right to any stock options that were cancelled, and you will not have a right to receive any new options in exchange for your cancelled options. You also will not receive any other consideration for your cancelled options if you are not an employee or director from the date you elect to exchange options through the replacement grant date. (Pages 10, 12 and
16)

10. Am I Guaranteed To Receive The New Options?

   No. You must be continuously employed by us from now until the replacement grant date in order to receive your new options. If your employment with us is terminated by you or us for any reason between now and the replacement grant date, you will not be eligible to receive your new options and you will not be able to recover your cancelled options. (Page 16)

11. What Happens If I Accept This Offer But I Take A Leave of Absence Before The Replacement Grant Date?

   If you take a leave of absence, you will be treated as being employed by us for purposes of this offer while on leave for as long as your leave is a paid leave of absence or is otherwise required by law. In this case you will have a right to receive your new options in exchange for your cancelled options. Examples of paid leaves of absence generally include workers compensation leave, short term disability with pay (including approved maternity or paternity leave), long term disability, military leave and birth/adoption/guardianship leave. (Page 17)

12. What Happens If Genuity Enters Into A Merger Or Other Similar Transaction?

   It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. Our obligation to issue the new options is a binding commitment, and any successor to our company will be required to honor that commitment. (Page 17)

   You should be aware that these types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our stock. Depending on the structure of this type of transaction, participating option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Page 17)

13. What Happens If Verizon Exercises Its Right To Obtain Control Of Genuity Before The Replacement Grant Date?

   The shares of our Class B common stock that Verizon received at the time of our initial public offering may be converted by Verizon, subject to their satisfaction of restrictions imposed by the Federal Communications Commission, into 800,000,000 shares of our Class A common stock or Class C common stock. Upon such a conversion, and assuming we do not issue any additional shares of our common stock, Verizon will own approximately 80% of our outstanding common stock. Verizon has not indicated to us when it believes it will have the ability to convert its shares of our Class B common stock. In the event Verizon does convert its shares of our Class B common stock, our common stock will continue to be listed on the Nasdaq National Market and the Nouveau Marche and our obligation to issue the new options on the replacement grant date will not be affected. (Page 17)

14. Is This A Repricing?

   This is not a traditional stock option repricing. In a traditional repricing, the exercise price of an employee's current options would be adjusted immediately to be equal to the closing price of our common stock on the date of repricing. If we did this, it would result in variable accounting treatment of the option and for financial reporting purposes, we could be required to record additional compensation expense each quarter until the repriced options are exercised, cancelled or terminated. (Page 23)

15. Why Can't Genuity Just Reprice My Options, As I Have Seen Done At Other Companies?

   In 1998, the Financial Accounting Standards Board adopted rules that have unfavorable accounting charge consequences for companies that reprice options. As described above in the answer to Question 14, if we reprice options, we may need to record a variable accounting charge against our earnings. The amount of this charge would be measured by the future appreciation of the common stock issuable upon exercise of the repriced options. As a result, a simple option "repricing" could seriously jeopardize our progress toward profitability, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Page 23)

16. Why Can't I Just Be Granted Additional New Options?

   Because of the large number of options currently outstanding that have an exercise price significantly above our recent trading prices, a grant of additional options to supplement these "underwater" options would have a negative impact on our dilution and earnings per share. Additionally, we have a limited pool of shares as to which we are allowed to grant options without stockholder approval. We must conserve our currently available option shares for new employees and ongoing grants. (Page 13)

17. Wouldn't It Be Easier If I Just Quit Working at Genuity And Then Get
Rehired?

   This alternative is not available. Options granted within six months after the date options are cancelled under this offer to exchange are treated the same as a traditional stock option repricing. As described in the answers to Questions 14 and 15 above, this would require us to record a variable accounting charge against earnings. (Page 23)

18. If I Decide To Participate, What Will Happen To My Current Options?

   Options exchanged under this program will be cancelled promptly following the expiration of this offer. (Page 12)

19. What Happens To My Options If I Do Not Accept This Offer?

   Participation in the offer is entirely voluntary. Options that you do not elect to exchange will remain outstanding in accordance with their existing terms. Options that you have received which are not eligible for this offer also remain outstanding in accordance with their terms. (Page 12)

20. What Is The Deadline To Elect To Exchange My Current Options And When Will My Current Options Be Cancelled?

   The deadline to elect to exchange your options in this offer is 5:00 p.m., Eastern Standard Time, on December 31, 2001, unless we extend it. This means that the Human Resources department of Genuity must have received your completed, signed and dated election form before that time. We cannot accept election forms received after this time, unless we extend this offer. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if it is extended, for how long. If we extend this offer, we will make an announcement of the extension no later than 9:00 a.m., Eastern Standard Time, on the next business day following the previously scheduled expiration of the offer period. If we extend this offer, you must deliver your completed election form before the extended expiration of this offer. We anticipate that the options you elect to exchange will be cancelled on January 1, 2002. (Pages 12-15 and 24)

   The method by which you deliver the completed election form to us is at your option and risk and delivery will be effective only when the form is actually received by us. In all cases, you should allow sufficient time to ensure timely delivery. If we do not receive a valid election form from you prior to the expiration date you will be deemed to have rejected this offer. (Page 14)

21. How Will I Know If My Election Form Was Received?

   A member of the Genuity Stock Option Hotline will return a confirmation receipt email to you. The confirmation email will only indicate that we have received a completed election form from you. The email will not indicate that you have completed the election form correctly nor will it indicate whether you have elected to have all or some of your options cancelled. It is your responsibility to ensure that the appropriate box(es) are checked and your signature is included. (Page 14)

22. What Will Happen If I Do Not Turn In My Election Form By The Expiration
Date?

   If you do not turn in your election form by the expiration date, then you will not participate in this offer and all stock options you currently hold will remain unchanged with their original exercise price and original terms. (Page 14)

23. During What Period Of Time May I Withdraw A Previous Election to Exchange Options?

   You may withdraw your election to exchange options at any time before 5:00 p.m., Eastern Standard Time, on December 31, 2001. To withdraw an election to exchange options, you must deliver to our Human Resources department a written notice of withdrawal with the required information prior to 5:00 p.m., Eastern Standard Time, on December 31, 2001. If we extend this offer beyond that time, you may withdraw your election to exchange options at any time until the expiration of the extended offer. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 8 above. (Page 15)

24. Am I Eligible To Receive Future Grants Of Options During The Following Six-Month Period If I Participate In This Offer?

   Because of unfavorable accounting charge consequences, participants in this offer will not be eligible to receive any additional stock option grants until after the replacement grant date. (Pages 16 and 23)

25. Is There Any Tax Consequence To My Participation In This Offer?

   If you exchange your options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes; however, taxable income is recognized upon exercise. Special considerations apply to employees located abroad, including the United Kingdom. (Page 23)

   We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this offer. (Page
24)

26. How Should I Decide Whether Or Not To Participate?

   We understand that the decision whether or not to exchange options will be a challenging one for you. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be your personal decision, and it will depend largely on the exercise price of your current options, as well as your assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. (Pages 13 and 14)

   We recommend that you carefully evaluate all of the information in this offer to exchange and consult your own financial and tax advisors. (Page 14)

27. What Are Some Potential Risks Of This Offer?

   The materials provided to you, including this offer to exchange, explain in detail the risks associated with participating in this offer. In order to make a more informed decision as to whether participating in this offer is right for you, we recommend that you contact either your tax or financial advisor. (Pages 13,16 and 17)

28. What Do Genuity And The Board Of Directors Think Of This Offer?

   Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. (Page 14)

29. What Are The Conditions To This Offer?

   This offer is not conditioned upon a minimum number of options being elected for exchange. However, this offer is subject to a number of conditions, including the conditions described in Section F of this offer to exchange. (Page 18)

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

30. May This Offer Be Terminated Or Amended?

   We expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend this offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section F of this offer to exchange. We will give oral, written or electronic notice of such termination, amendment or postponement to the option holders. (Page 24)

31. How Does This Offer Affect My Overall Compensation?

   You might choose to think of your salary as your base-pay compensation, your potential quarterly bonus or commission as your short-term compensation, and your stock options as your long-term compensation. Taken together and then adding in your other benefits including medical and 401(k), these components represent a total compensation package. Your decision to participate in this offer will not affect your base-pay or short-term compensation. (Page 16)

32. If I Accept This Offer, Will The Grant And Exercise Of The New Options Affect My Benefits Under Genuity-Sponsored Retirement Plans?

   No. The new options will not affect those benefits. Income that you would have recognized if you had exercised your current options in the ordinary course would have been excluded from your compensation for purposes of determining your benefits under other Genuity-sponsored retirement plans. Similarly, income recognized in connection with exercising your new options will be excluded from your compensation for purposes of determining your benefits under Genuity-sponsored retirement plans. Any value associated with an option grant is also excluded from your compensation for these purposes. (Page
16)

33. What Should I Do If I Do Not Receive Any Offer Materials?

   If you do not receive all of the tender offer materials, including the election form, or if you need additional copies of this information, please contact a member of the Genuity Stock Option Hotline at 781-865-5155. If you request a replacement election form, be sure to allow at least two business days for delivery to you. (Page 11)

34. What If I Have Additional Questions?

   You may email questions to stockoptions@genuity.com at any time and you will typically receive a response within 24 hours. In addition, a member of the Genuity Stock Option Hotline will be available during normal business hours from 8:00 a.m. to 5:30 p.m., Eastern Standard Time, each business day until the expiration time of the offer at the following Stock Option Hotline number:
781-865-5155. (Page 11)

                SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

35. Which Options May Be Exchanged?

   If you are an employee and you elect to participate in this offer, options granted to you under the 2000 Plan on or prior to May 31, 2001 will be cancelled at your election. However, if you choose to exchange any of these options, all options granted to you under the 2000 Plan on or after June 3, 2001 must also be cancelled. If you are a director and you elect to participate in this offer, options granted to you under the Directors' Plan on or prior to May 31, 2001 will be cancelled at your election. However, if you choose to exchange any of these options, all options granted to you under the Directors' Plan on or after June 3, 2001 must also be cancelled. (Page 12)

36. Why Isn't My June 1, 2001 Option On My Election Form?

   Options granted on or after June 1, 2001 and prior to June 3, 2001 are not eligible for exchange under this offer to exchange. (Page 12)

37. If I Have Multiple Options May I Choose Which Options I Want To Cancel?

   You may choose to cancel one or more options, if granted on or prior to May 31, 2001. Inclusion of such options is entirely discretionary. However, if you wish to participate in this program, you are required to cancel all options granted to you on or after June 3, 2001. (Page 12)

38. May I Cancel The Remaining Portion Of An Option That I Have Already Partially Exercised?

   Yes, you may cancel all remaining outstanding, unexercised options. (Page 12)

39. Will The Vested Portion Of My Original Stock Options Remain Vested?

   By electing to participate in this offer, you are choosing to cancel the vested and unvested portion of the options you elect to exchange. Vesting for the regranted options will restart on the replacement grant date for all options you elect to cancel. (Page 17)

40. May I Select Which Portion Of An Option to Exchange?

   No, you may not partially exchange an outstanding option. (Page 12)

41. If I Choose To Participate, What Will Happen To My Options That Will Be Cancelled?

   If you elect to participate in this program, then on January 1, 2001, we will cancel all of your outstanding options that were granted on or after June 3, 2001, plus any others granted on or prior to May 31, 2001 that you elect to cancel. You will not be eligible to be granted further options after that date until the replacement grant date, when your new options will be issued. (Pages 12 and 16)

                   SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

42. What Will Be The Share Amount Of My New Options?

   Employees or directors who participate in this program will receive new options on the replacement grant date. The number of shares covered by the new options will be equal to the number of shares covered by the cancelled stock options, subject to adjustments for any stock splits, stock dividends, recapitalizations and similar events occuring after the expiration of this offer. In the case of our employees, each new option will be granted under the 2000 Plan pursuant to a new option agreement between each employee and us. In the case of our directors, each new option will be granted under the Directors' Plan pursuant to a new option agreement between each director and us. (Page 16)

43. Would The Number Of Shares Granted Ever Change?

   In general, if, after the expiration of this offer and prior to the replacement grant date, we increase or decrease the number of our outstanding shares of common stock by payment of a stock dividend, stock split or other distribution upon the shares payable in common stock, or through a subdivision, combination, consolidation, reclassification or recapitalization involving our outstanding common stock, we will proportionately adjust the number of shares of common stock to be subject to new options as if they had been outstanding under our Plans on the date that any of these events occur. The issuance of additional shares of common stock by us in an acquisition or other transaction, however, typically would not result in any such adjustment. (Page 16)

44. What Will Be The Exercise Price Of My New Options?

   The exercise price of the new options, which will be granted on the replacement grant date, will be the average of the high and low price of our common stock as reported on the Nasdaq National Market on the replacement grant date. (Page 16)

45. Is It Possible That The New Options Will Have A Higher Exercise Price Than My Current Options?

   Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. (Page 13)

46. What Will Be The Vesting Schedule Of My New Options?

   For employees, each new option will begin to vest on the replacement grant date and will vest monthly in equal parts over the period equal to the remaining vesting term of the corresponding cancelled option. Please see Appendix A for a detailed breakdown of all possible vesting schedules for new options granted to employees. (Page 16)

   For directors, the vesting schedule of the new options will restart on the replacement grant date and will end the day immediately before the annual meeting of shareholders in 2003. The new options will vest 1/9th per month. Any remaining unvested options will vest on the day immediately before the annual meeting of shareholders scheduled for the Spring of 2003. (Page 16)

47. What Will Be The Terms And Conditions Of My New Options?

   Except for the new exercise price and the change in the vesting provisions, the terms and conditions of your new options will be substantially the same as the cancelled options. However, there may be some delay as to your ability to exercise the vested portion, if any, of your new options, while we handle administrative matters relating to the grant of the new options. (Page 10)

48. Will My New Options Be Incentive Stock Options Or Nonstatutory Stock
Options?

   Your new options will be nonstatutory stock options. (Page 20)

49. When Will I Receive My New Options?

   We will grant the new options on the replacement grant date. Note that additional time may be required to make the new options available to you and to provide you with documentation of the grant. You may experience some delay as to your ability to exercise the vested portion, if any, of your new options while we handle administrative matters related to the new grants. (Pages 10 and
17)

50. Why Won't I Receive My New Options Immediately After The Expiration Date Of This Offer?

   If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record this compensation expense. (Page 23)

51. When Will I Receive My New Option Agreement?

   We anticipate that you will receive your new option agreement within approximately three weeks of the replacement grant date. (Page 17)

52. How Much Time Do I Have To Exercise My Options?

   Your new options will have a new ten year option term, beginning on the replacement grant date. This means that you have ten years from the replacement grant date to exercise your new options, as long as you continue to be an employee or director of Genuity. Please remember, this option term is different than the vesting period. The vesting period falls within this ten year term. (Page 16)

53. May I Have An Example Of An Offer To Exchange?

   The following are some representative examples of an offer to exchange for two hypothetical employees. Your situation is likely to vary in significant respects.

Employee A
----------
Assumptions:
Original Stock Option:............................ 1,000 shares
Original Stock Option Exercise Price:............. $11
Original Vesting Start Date:...................... June 30, 2000
Original Vesting Schedule:........................ 25% per year ending on June 30, 2004
Hypothetical Stock Price on Replacement Grant Date
  (on or about July 2, 2002):..................... $3

   Based on the assumptions above, for the sake of illustrating the offer to exchange, we would cancel your original stock option on January 1, 2002. On the replacement grant date, which we anticipate would be on July 2, 2002, we would grant you a new option for 1,000 shares, and based on the purely hypothetical stock price of $3, your new exercise price would be $3. None of the new option would be immediately vested; the new option will vest as to 1/24 (4.167%) of the shares per month, ending on June 30, 2004.

Employee B
----------
Assumptions:
Original Stock Option:............................ 1,000 shares
Original Stock Option Exercise Price:............. $3
Original Vesting Start Date:...................... January 31, 2001
Original Vesting Schedule:........................ 25% per year ending on January 31, 2005
Hypothetical Stock Price on Replacement Grant Date
  (on or about July 2, 2002):..................... $8

   Based on the assumptions above, for the sake of illustrating the offer to exchange, we would cancel your original stock option on January 1, 2002. On the replacement grant date, which we anticipate would be on July 2, 2002, we would grant you a new option for 1,000 shares, and based on the purely hypothetical stock price of $8, your new exercise price would be $8. None of the new option would be immediately vested; the new option will vest as to 1/31 (3.226%) of the shares per month, ending on January 31, 2005.

54. After The Grant Of My New Options, What Happens If I Again End Up "Underwater"?

   We are conducting this offer only at this time due to the unusual stock market conditions that have affected many companies throughout the country. Therefore, this is considered a one-time offer and is not expected to be made again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is above the trading price of our common stock for some period of time after the grant date of the new options. However, we can provide no assurance as to the price of our common stock at any time in the future.

                                 INTRODUCTION

   We are offering to our employees and to our directors to exchange all outstanding options to purchase shares of our Class A common stock ("common stock") granted on or after June 30, 2000 and on or prior to May 31, 2001 under the Genuity Inc. 2000 Long-Term Stock Incentive Plan, as amended (the "2000 Plan") and the Genuity Inc. Outside Directors' Compensation Plan (the "Directors' Plan," and together with the 2000 Plan, the "Plans") for new options that we will grant under the Plans. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying election form (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the eligible options elected to be exchanged by such option holder and accepted for exchange. The number of shares of common stock subject to the new options will be subject to adjustments for any stock splits, stock dividends, recapitalizations and similar events occurring after the expiration of this offer. We will grant the new options on a date that is at least six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). We anticipate that the replacement grant date will be on July 2, 2002. If you choose to exchange any of your options, you must also elect to exchange all options granted on or after June 3, 2001. Options granted on or after June 1, 2001 and prior to June 3, 2001 are not eligible for exchange under this offer to exchange.

   This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to a number of conditions, including the conditions described in Section F below.

   If you elect to exchange options as described in this offer and if your options are accepted for exchange, we will cancel your options to be exchanged and grant you new options under the 2000 Plan if you are an employee on the replacement grant date and under the Directors' Plan if you are a director on that date. The grant of the new options will be pursuant to a new option agreement between you and us. Some key features of each new option will include:

   . The number of shares subject to the new option will equal the number of shares subject to your cancelled option, subject to adjustments for any stock splits, stock dividends, recapitalizations and similar events.

   . The exercise price of the new option will equal the average of the high and low price of our common stock as reported on the Nasdaq National Market on the replacement grant date.

   . For employees, the new option will begin to vest on the replacement grant date and will vest monthly in equal parts over the period equal to the remaining vesting term of the corresponding old option. A different vesting schedule will apply to the new options granted to directors.

   . the other terms and conditions of the new option will be substantially similar to those of the cancelled options.

   IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF GENUITY OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR CANCELLED OPTIONS. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTIONS IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

   After the replacement grant date, there may be some delay as to your ability to exercise the vested portion, if any, of your new options, while we handle administrative matters relating to the grant of the new options.

   As of November 30, 2001, options to purchase 52,824,500 shares of our common stock were issued on or prior to May 31, 2001 and on or after June 3, 2001, and are currently outstanding. These options had exercise prices ranging from $1.70 to $11.00. All options we accept in this offer will be cancelled.

   You may email questions to stockoptions@genuity.com at any time and you will typically receive a response within 24 hours. In addition, a member of the Genuity Stock Option Hotline will be available during normal business hours from 8:00 a.m. to 5:30 p.m., Eastern Standard Time, each business day until the expiration time of the offer at the following Stock Option Hotline number:
781-865-5155.

   If you do not receive all of the tender offer materials, including the election form, or if you need additional copies of this information, please contact a member of the Genuity Stock Option Hotline at 781-865-5155. If you request a replacement election form, be sure to allow at least two business days for delivery to you.

                                   THE OFFER

A. NUMBER OF OPTIONS; EXPIRATION DATE.

   Upon the terms and subject to the conditions of this offer to exchange, we will exchange all eligible outstanding options that are properly elected for exchange and not validly withdrawn in accordance with Section D below before the "expiration date," as defined below, for new options to purchase common stock under the Plans. If your options are properly elected for exchange and accepted for exchange, your options will be cancelled on January 1, 2002, unless we extend this offer. You will then be entitled to receive new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends, recapitalizations and similar events occurring after the expiration of this offer. All new options will be subject to the terms of the Plans pursuant to a new option agreement between us and you.

   Any current employee of Genuity who holds stock options under the 2000 Plan which were granted on or after June 30, 2000 and on or prior to May 31, 2001 is eligible to participate in this offer. Additionally, any current director of Genuity who holds stock options under the Directors' Plan which were granted on or after June 30, 2000 and on or prior to May 31, 2001 is eligible to participate in this offer.

   All eligible employees and directors will receive a personalized election form in early December. The election form will list all eligible stock options. Eligible employees or directors in the United States will receive the election form and other materials at their home address, while eligible employees outside the United States will receive the election form and other materials at their work address. If you still have questions regarding the stock options that have already been issued to you then you may contact a member of the Genuity Stock Option Hotline at 781-865-5155.

   IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF GENUITY OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR CANCELLED OPTIONS. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTIONS IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

   Special considerations may apply to employees abroad, including the required tax election discussed in Section M below.

   This offer extends only to options granted under our 2000 Plan or our Directors' Plan on or after June 30, 2000 and on or prior to May 31, 2001. Since June 30, 2000, we have only granted options under these Plans. If you wish to participate in this offer, you may elect to exchange any or all options granted on or prior to May 31, 2001 for all shares of common stock subject to those options. However, if you choose to exchange any of these options, you must also elect to exchange all options granted on or after June 3, 2001 for all shares of common stock subject to those options. You may not elect to partially exchange an outstanding option; however, you may elect to exchange the remaining outstanding, unexercised portion of an option that you previously partially exercised. Options granted on or after June 1, 2001 and prior to June 3, 2001 are not eligible for exchange under this offer.

   This offer only applies to stock options granted to our employees and directors either under the 2000 Plan or the Directors' Plan. As a result, any shares that you may have purchased independently, either through the Directed Share Program or through your broker, are not eligible for this offer.

   Participation in the offer is entirely voluntary. Options that you do not elect to exchange will remain outstanding in accordance with their existing terms. Options that you have received which are not eligible for this offer also remain outstanding in accordance with their terms.

   The term "expiration date" means 5:00 p.m., Eastern Standard Time, on December 31, 2001, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term "expiration date" refers to the latest time and date at which this offer, as so extended, expires. See Section N below for a description of our rights to extend, delay, terminate and amend this offer.

   If we decide to take any of the following actions, we will notify you of such action, and we will extend this offer for a period of no fewer than ten business days after the date of such notice:

   . we increase or decrease:

     . the amount of consideration offered for the options; or

     . the number of options eligible to be elected for exchange in this offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase; and

   . this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section N below.

   For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

B. PURPOSE OF THE OFFER.

   We issued the options outstanding under the Plans to provide our employees and directors an opportunity to acquire or increase their ownership stake in Genuity, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

   Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. We are making this offer to exchange outstanding options for new options that will have an exercise price equal to the average of the high and low price of our common stock on the replacement grant date to provide our employees and directors with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and directors and will maximize the value of our common stock for our stockholders.

   Because of the large number of options currently outstanding that have an exercise price significantly above our recent trading prices, a grant of additional options to supplement these "underwater" options would have a negative impact on our dilution and earnings per share. Additionally, we have a limited pool of shares as to which we are allowed to grant options without stockholder approval. We must conserve our currently available option shares for new employees and ongoing grants.

   CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK AT THE TIME OF THE REPLACEMENT GRANT (AND THEREFORE THE EXERCISE PRICE OF YOUR NEW OPTIONS) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTIONS WILL INCREASE IN VALUE OVER TIME.

   Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we have no plan or proposal that relates to or would result in:

   . an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

   . any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

   . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

   . any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contract of any executive officer;

   . any other material change in our corporate structure or business;

   . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

   . our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

   . the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

   . the acquisition by any person of any of our securities or the disposition of any of our securities; or

   . any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

   However, this offer to exchange speaks only as of the commencement date of this offer. We are constantly reviewing our business, and are currently considering and should be expected to consider matters such as are listed above from time to time in the future. Any plans or proposals or developments in our plans or proposals which are required to be disclosed will be disclosed in filings with the Securities and Exchange Commission.

   NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

C. PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

   Proper Exchange Of Options. To elect to exchange your options pursuant to this offer, you must, in accordance with the terms of the election form that is attached at the end of this offer to exchange, properly complete, duly execute and deliver to us the election form along with any other required documents. Our Human Resources department must receive all of the required documents by mail or by hand delivery at Genuity Inc., 225 Presidential Way, Woburn, Massachusetts 01801 before the expiration date. We cannot accept election forms received after the expiration date, unless we extend this offer.

   A member of the Genuity Stock Option Hotline will return a confirmation receipt email to you informing you that your election form was received. The confirmation email will only indicate that we have received a completed election form from you. The email will not indicate that you have completed the election form correctly nor will it indicate whether you have elected to have all or some of your options cancelled. It is your responsibility to ensure that the appropriate box(es) are checked and your signature is included.

   If you do not turn in your election form by the expiration date, then you will not participate in this offer, and all stock options you currently hold will remain unchanged at their original price and terms.

   THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION FORM AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

   Determination Of Validity; Rejection Of Options; Waiver Of Defects; No Obligation To Give Notice Of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to exchange options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any election with respect to any particular option or any particular option holder. No election to exchange options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

   Our Acceptance Constitutes An Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance for exchange of the options elected for exchange by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

   Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly elected options that have not been validly withdrawn.

D. WITHDRAWAL RIGHTS.

   You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section D.

   You have the right to withdraw the options you have elected to exchange at any time before 5:00 p.m., Eastern Standard Time, on December 31, 2001. If we extend this offer beyond that time, you have the right to withdraw these options at any time until the extended offer expires. In addition, if we do not accept your options for exchange before January 30, 2002, the 40th business day from the commencement of this offer, you may withdraw the options you have elected for exchange at any time after January 30, 2002 by writing to our Human Resources department at the address set forth in Section C above.

   To validly withdraw options, you must deliver to our Human Resources department a written notice of withdrawal with the required information while you still have the right to withdraw the election to exchange options. The notice of withdrawal must include your name, the grant date, exercise price, total number of shares included in each option and the total number of options to be withdrawn. Except as described in the following sentence, the option holder who elects to exchange the options (which are subsequently to be withdrawn) must sign the notice of withdrawal exactly as such option holder's name appears on the option agreement. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

   You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this offer, unless you properly re-elect those options before the expiration date by following the procedures described in Section C above.

   Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

E. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

   Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange by the expiration date, you will be granted new options on the replacement grant date if you are still an employee or director of Genuity on that date. By electing to participate in this offer, you are choosing to cancel the vested and unvested portion of the options you elect to exchange. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options on the date that is at least six months and one day after the extended date.

   If we accept options you elect to exchange in this offer, you will be ineligible until after the replacement grant date for any additional stock option grants for which you might otherwise have been eligible before the replacement grant date. This allows us to avoid incurring a compensation expense because of accounting rules that could apply to these interim option grants as a result of this offer.

   Your new options will entitle you to purchase the same number of shares of our common stock that is equal to the number of shares subject to the options you elect to exchange. If, after the expiration of this offer and prior to the replacement grant date, we increase or decrease the number of our outstanding shares of common stock by payment of a stock dividend, stock split or other distribution upon the shares payable in common stock, or through a subdivision, combination, consolidation, reclassification or recapitalization involving our outstanding common stock, we will proportionately adjust the number of shares of common stock to be subject to new options as if they had been outstanding under our Plans on the date that any of these events occur. The issuance of additional shares of common stock by us in an acquisition or other transaction, however, typically would not result in any such adjustment.

   The exercise price of the new options will equal the average of the high and low price of our common stock as reported on the Nasdaq National Market on the replacement grant date. For employees, each new option will vest monthly in equal parts over the period equal to the remaining vesting term of the corresponding cancelled option. Please see Appendix A for a detailed breakdown of all possible vesting schedules for new options granted to employees. For directors, the vesting schedule of the new options will restart on the replacement grant date and will end the day immediately before the annual meeting of shareholders in 2003. The new options will vest 1/9th per month. Any remaining unvested options will vest on the day immediately before the annual meeting of shareholders scheduled for the Spring of 2003.
   The new options will also have a new ten year option term, beginning on the replacement grant date. Thus, you will have ten years from the replacement grant date to exercise your new options, as long as you continue to be an employee or director of Genuity.

   Your decision to participate in this offer will not affect your base-pay or short-term compensation, your potential quarterly bonus or your commission. Additionally, your new options will not affect your benefits under Genuity-sponsored retirement plans benefits. Income that you would have recognized if you had exercised your current options in the ordinary course would have been excluded from your compensation for purposes of determining your benefits under other Genuity-sponsored retirement plans. Similarly, income recognized in connection with exercising your new options will be excluded from your compensation for purposes of determining your benefits under Genuity-sponsored retirement plans. Any value associated with an option grant is also excluded from your compensation for these purposes.

   If you are an employee, you must be continuously employed by us from now until the replacement grant date in order to receive your new options. If your employment with us is terminated by you or us for any reason between now and the replacement grant date, you will not be eligible to receive your new options and you will not be able to recover your cancelled options. If you are a director and your services as a director cease before the replacement grant date, you will not have a right to any stock options that were cancelled, and you will not have a right to receive any new options in exchange for your cancelled options, if you are not a director on the replacement grant date. You also will not receive any other consideration for your cancelled options if you are not an employee or director from the date you elect to exchange options through the date we grant the new options.

   If you take a leave of absence, you will be treated as being employed by us for purposes of this offer while on leave for as long as your leave is a paid leave of absence or is otherwise provided for by law. In this case you will have a right to receive your new options in exchange for your cancelled options. Examples of paid leaves of absence generally include workers compensation leave, short term disability with pay (including approved maternity or paternity leave), long term disability, military leave and birth/adoption/guardianship leave.

   It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. Our obligation to issue the new options is a binding commitment, and any successor to our company will be required to honor that commitment. However, you should be aware that these types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our stock. Depending on the structure of this type of transaction, participating option holders might be deprived of any further price appreciation in the shares of common stock associated with the new options. For example, if our shares of common stock were acquired in a cash merger, the fair market value of these shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event we are acquired for stock, tendering option holders might receive options to purchase shares of a different issuer.

   The shares of our Class B common stock that Verizon received at the time of our initial public offering my be converted by Verizon, subject to their satisfaction of restrictions imposed by the Federal Communications Commission, into 800,000,000 shares of our Class A common stock or Class C common stock. Upon such a conversion and assuming we do not issue any additional shares of our common stock, Verizon will own approximately 80% of our outstanding common stock. Verizon has not indicated to us when it believes it will have the ability to convert its shares of our Class B common stock. In the event Verizon does convert its shares of our Class B common stock, our common stock will continue to be listed on the Nasdaq National Market and the Nouveau Marche and our obligation to issue the new options on the replacement grant date will not be affected.

   In the event Verizon does exercise its option, our common stock will continue to be listed on the Nasdaq National Market and the Nouveau Marche and the new options you receive on the replacement grant date will not be affected. If Verizon were to acquire or take over control of us, the consequences described in the answer to Question 12 would apply to the new options.

   For purposes of this offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will receive your new options and option agreement within three weeks of the replacement grant date.

F. CONDITIONS OF THE OFFER.

   Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after December 3, 2001 and prior to 5:00 p.m., Eastern Standard Time, on December 31, 2001 any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of options elected for exchange:

   . there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for exchange pursuant to this offer, the issuance of new options, or otherwise relates in any manner to this offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Genuity or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this offer to us;

   . there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

     . make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit completion of this offer or otherwise relates in any manner to this offer;

     . delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

     . materially impair the contemplated benefits of this offer to us; or

     . materially and adversely affect the business, condition (financial or other), income, operations or prospects of Genuity or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this offer to us;

   . there has occurred:

     . any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

     . the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     . the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

     . any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

     . any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Genuity or our subsidiaries or on the trading in our common stock;

     . any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Genuity or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

     . in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

     . any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on December 3, 2001;

   . there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

   . a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

     . any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
       Schedule 13G with the Securities and Exchange Commission on or before December 3, 2001;

     . any such person, entity or group that has filed a Schedule 13D or
       Schedule 13G with the Securities and Exchange Commission on or before December 3, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock;

     . or any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

   . any change or changes shall have occurred or are pending in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Genuity or our subsidiaries that, in our reasonable judgment, is or may be material to Genuity or our subsidiaries.

   The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section F will be final and binding upon all persons.

G. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

   Our common stock has been quoted on the Nasdaq National Market System under the symbol "GENU" since our initial public offering in June 2000. The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the Nasdaq National Market:

                                                High   Low
-                                              ------ -----
Fiscal Year Ending December 31, 2001:
   Fourth Quarter (through November 30, 2001). $ 2.00 $1.42
   Third Quarter.............................. $ 3.07 $1.23
   Second Quarter............................. $ 3.74 $1.20
   First Quarter.............................. $ 5.88 $1.94
Fiscal Year Ended December 31, 2000
   Fourth Quarter............................. $ 6.75 $3.75
   Third Quarter.............................. $10.50 $6.44
   Second Quarter (from June 28, 2000)........ $11.25 $7.97

   We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

H. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

   Consideration. We will issue new options to purchase common stock under the Plans in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the cancelled options, subject to adjustments for any stock splits, stock dividends, recapitalizations and similar events.

   Terms Of New Options. The new options will be issued to our employees under the 2000 Plan and to our directors under the Directors' Plan. We will issue a new option agreement to each option holder who has elected to exchange options in this offer. Except for the exercise price and vesting schedule, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options elected for exchange.

   The terms and conditions of current options under the Plans are set forth in the Plans and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the prospectuses prepared by us on January 29, 2001 and previously distributed to you. You may obtain copies of these prospectuses and the Plans as indicated below.

   Federal Income Tax Consequences Of Options. Options granted under the Plans are nonstatutory stock options that are not intended to meet the requirements of Section 422 of the Internal Revenue Code relating to incentive stock options. The federal income tax treatment of this type of option may be summarized as follows:

   No taxable income is recognized by an optionee upon the grant of a nonstatutory stock option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

   In general, we will have available to us a tax deduction in the year in which an optionee exercises a nonstatutory stock option equal to the ordinary income realized by the optionee upon exercise. Our deduction may be limited in the case of certain executive officers and in the case of options, if any, that become exerciseable in connection with a change in control.

   IMPORTANT NOTE: THE STATEMENTS IN THIS OFFER TO EXCHANGE CONCERNING THE PLANS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLANS AND THE FORM OF STOCK OPTION AGREEMENT UNDER THE PLANS. PLEASE CONTACT THE STOCK ADMINISTRATION GROUP AT stockoptions@genuity.com OR AT (781) 865-5155, TO RECEIVE A COPY OF THE PLANS, PROSPECTUSES OR FORM OF STOCK OPTION AGREEMENT. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

I. INFORMATION CONCERNING GENUITY.

   We are a leading e-business network provider delivering managed Internet infrastructure services to enterprises and service providers. An e-business network provider is a facilities-based Internet infrastructure supplier offering a comprehensive set of managed Internet access, web hosting and value-added services to businesses that conduct transactions over the Internet, which we refer to as e-business. The combination of these services allows customers to purchase integrated e-business solutions. Our comprehensive suite of managed Internet infrastructure services includes:

   . Internet access through dial-up, dedicated and digital subscriber lines;

   . web hosting and content delivery; and

   . value-added e-business services, such as virtual private networks for secure data transmission and security services.

   We operate a state-of-the-art global network that consists of:

   . recently deployed broadband fiber optic cable in the United States;

   . points of presence, which are locations where we provide Internet access to end users;

   . secure data centers with redundant fiber connections to our network and backup power sources; and

   . undersea and international fiber optic cable capacity.

   Our large base of on-network users and content, combined with our extensive network, positions us as one of the leading Internet backbone providers in the world, a status commonly referred to as a Tier 1 Internet backbone provider. An Internet backbone is an Internet Protocol-based network that connects users and web content.

   Unlike many recent entrants into the Internet industry, we have more than three decades of experience in designing and implementing the architecture of the Internet and with solving computer networking problems. In 1969, our predecessor, BBN Corporation, designed and helped to implement ARPAnet, which is widely recognized as the basis for the Internet today. Our network is recognized as the first Internet backbone and, accordingly, was designated AS-1. We also developed the first Internet router, delivered the world's first e-mail message and pioneered the use of the "@" symbol as a universal addressing standard for electronic mail. More recently, we were one of the first to offer commercial installation, maintenance and support of web sites, which is referred to as managed web hosting services, and managed security services through outsourced firewall monitoring.

   We were incorporated in Delaware in 2000. Our principal executive offices are located at 225 Presidential Way, Woburn, Massachusetts 01801. Our telephone number at this location is (781) 865-2000.

   Additional information about our company is available from the documents described in Section P below. The financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 are incorporated herein by reference.

J. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

   Our directors and executive officers and their positions and offices as of November 30, 2001 are set forth in the following table:

                 Name                              Position
            ----                                   --------

            Paul R. Gudonis............... Chairman of the Board and
                                             Chief Executive Officer

                                           President and Chief
            Joseph C. Farina.............. Operating Officer

                                           Executive Vice President
                                           and Chief Financial
            Daniel P. O'Brien............. Officer

            Ira H. Parker................. Executive Vice President,
                                           General Counsel
                                           andSecretary

                                           Executive Vice President,
            Susan H. Bowman............... Human Resources

            James L. Freeze............... Senior Vice President,
                                           Marketing and
                                           Product Manager

            Paul J. Collins............... Director

            Jeffrey M. Cunningham......... Director

            John H. Dasburg............... Director

            Philippe P. Dauman............ Director

            Duncan M. Davidson............ Director

            Gordon E. Eubanks............. Director

            John W. Gerdelman............. Director

            John R. Harris................ Director

            Edward D. Horowitz............ Director

            Debra L. Lee.................. Director

            Michael T. Masin.............. Director

            Benson P. Shapiro............. Director

   The address of each director and executive officer is c/o Genuity Inc., 225 Presidential Way, Woburn, Massachusetts 01801.

   Please see the definitive proxy statement for our 2001 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 6, 2001, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of February 28, 2001.

   Except as described below, there have been no transactions in options to purchase our common stock or in our common stock which were effected within 60 days prior to this offer by Genuity, or to our knowledge, by our executive officers, directors, affiliates or subsidiaries.

   On November 8, 2001, Edward D. Horowitz sold 50,000 shares of our common stock at $1.52 per share. On November 16, 2001, Philippe P. Dauman sold 25,000 shares of our common stock at $1.65 per share, 25,000 shares of our common stock at $1.66 per share and 10,000 shares of our common stock at $1.70 per share. Also, on November 19, 2001, Mr. Dauman sold 40,000 shares of our common stock at $1.83 per share.

K. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

   Options we acquire pursuant to this offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the Plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with this offer, the shares will be available for future awards to employees, directors and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

   We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by this offer because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all new options will equal the average of the high and low price of our common stock on the replacement grant date.

   If we were to grant any options before the scheduled replacement grant date to any option holder electing to cancel options, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares issuable upon exercise of the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

L. LEGAL MATTERS; REGULATORY APPROVALS.

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept options elected for exchange is subject to a number of conditions, including the conditions described in Section F above.

M. MATERIAL INCOME TAX CONSEQUENCES.

   The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to this offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee's individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

   The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, the option holders will not be required to recognize income for federal income tax purposes.

   Special tax considerations may apply to employees located abroad. In particular, for employees in the United Kingdom, which has adopted a new law governing the exercise of stock options awarded after April 5, 1999, the grant of the new options will be subject to the execution of a joint election between you and Genuity or any subsidiary of Genuity to provide for the shifting of any Secondary Class 1 National Insurance Contribution liability in connection with the exercise, assignment, release, or cancellation of the option from Genuity and/or any subsidiary to you. This tax is currently set at 11.9% of the difference between the exercise price and the fair market value of the stock at the time of exercise. By accepting the new options, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that Genuity and/or any subsidiary realizes with respect to Secondary Class 1 National Insurance Contribution payments required to be paid by Genuity and/or any subsidiary in connection with the exercise, assignment, release, or cancellation of the option. In addition, if you accept the new options, you will be authorizing Genuity or the subsidiary to withhold any such Secondary Class 1. National Insurance Contributions from the payroll at any time or from your sale of shares upon exercise, assignment, release, or cancellation of the option. In the alternative, you agree to make payment on demand for such contributions to Genuity or any subsidiary that will remit such contributions to the Inland Revenue. In addition, you may be required to consent to United Kingdom income tax withholding for the new grant. If additional consents and/or any elections are required to accomplish the foregoing shifting of liability, you agree to provide them promptly upon request. If you do not enter into the joint election described above at the same time that you accept the new options, or if the joint election is revoked at any time by the Inland Revenue, Genuity will have the right to cancel the new options without further liability.

   WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

N. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

   We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section F above has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

   We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend this offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section F above, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of this offer.

   Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section F above has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to option holders in the program or by decreasing or increasing the number of options being sought in this offer.

   Amendments to this offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of this offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

   If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this offer following a material change in the terms of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action, and we will extend this offer for a period of no fewer than ten business days after the date of such notice:

   . we increase or decrease:

      .  the amount of consideration offered for the options; or

      . the number of options eligible to be elected for exchange in this offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase; and

   . this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section N.

O. FEES AND EXPENSES.

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer.

P. ADDITIONAL INFORMATION.

   We recommend that, in addition to this offer to exchange and the election form, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to elect to exchange your options:

   . our annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001;

   . our quarterly report on Form 10-Q for the fiscal quarter ended September
     30, 2001, filed with the Securities and Exchange Commission on November 14, 2001;

   . the definitive proxy statement for our 2001 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 6, 2001;

   . our registration statement on Form S-8 (File No. 333-54524), registering the shares to be issued under the Plans, filed with the Securities and Exchange Commission on January 29, 2001; and

   . the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on June 20, 2000, including any amendments or reports we file for the purpose of updating that description.

The Securities and Exchange Commission file number for all of these filings other than the registration statement on Form S-8 is 000-30837. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the following reference facilities maintained by the Securities and Exchange Commission:

  450 Fifth Street, N.W     7 World Trade Center     500 West Madison Street
        Room 1024                Suite 1300                Suite 1400
 Washington, D.C. 20549   New York, New York 10048   Chicago, Illinois 60661

   You may obtain copies of all or any part of these documents from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-732- 0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

   Our common stock is quoted on the Nasdaq National Market under the symbol "GENU", and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

      Nasdaq Operations
      1735 K Street, N.W.
      Washington, D.C. 20006

   We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

      Office of the General Counsel
      Attn: Ira H. Parker, General Counsel
      Genuity Inc.
      225 Presidential Way
      Woburn, Massachusetts 01801

   You may also make a request by telephone at (781) 865-2000 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday.

   As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

   The information contained in this offer to exchange about Genuity should be read together with the information contained in the documents to which we have referred you.

Q. MISCELLANEOUS.

   This offer contains forward-looking statements. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from our assumptions, actual results could vary significantly from the performance projected in these forward-looking statements.

   These forward-looking statements are based on our current knowledge, beliefs, expectations and specific assumptions with respect to future business decisions. Accordingly, the statements are subject to significant risks, contingencies and uncertainties that could cause actual operating results, performance or business prospects to differ materially from those expressed in, or implied by, these statements. These risks, contingencies and uncertainties include, but are not limited to: expectations as to our future revenues, margins, expenses and capital requirements; our ability to develop and maintain a successful relationship with significant customers; successfully maintaining and continuing to strengthen our brand recognition; and expansions relating to our capacity and network infrastructure.

   For a more detailed discussion of the risks and uncertainties of our business, please refer to our filings with the Securities and Exchange Commission, which discusses in greater detail the important factors that could cause actual results to differ materially.

   We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Further disclosures that we make on related subjects in its additional filings with the Securities and Exchange Commission should be consulted.

   We are not aware of any jurisdiction where the making of this offer violates applicable law. If we become aware of any jurisdiction where the making of this offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

   We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this document or in the accompanying election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                                                     Appendix A

            Vesting Schedules for New Options Granted to Employees

     Vesting schedule for the new option is the period between anticipated replacement grant date of July 2, 2002 and the corresponding cancelled option's original vesting end date in equal parts each month

                                      Original                                           New vesting
 Original                             Vesting    Date of   New vesting schedule (number   end date
Grant Date Original Vesting Schedule  End Date   re-grant   of months is approximate)   (same as old)
---------- ------------------------- ---------- ---------- ---------------------------- -------------
06/30/2000 25% per year over 4 years 06/30/2004 07/02/2002     Monthly vesting over      06/30/2004
                                                               24 months

08/01/2000 25% per year over 4 years 08/01/2004 07/02/2002     Monthly vesting over      08/01/2004
                                                               25 months

09/01/2000 25% per year over 4 years 09/01/2004 07/02/2002     Monthly vesting over      09/01/2004
                                                               26 months

10/02/2000 25% per year over 4 years 10/02/2004 07/02/2002     Monthly vesting over      10/02/2004
                                                               27 months

11/01/2000 25% per year over 4 years 11/01/2004 07/02/2002     Monthly vesting over      11/01/2004
                                                               28 months

12/01/2000 25% per year over 4 years 12/01/2004 07/02/2002     Monthly vesting over      12/01/2004
                                                               29 months

12/29/2000 25% per year over 4 years 12/29/2004 07/02/2002     Monthly vesting over      12/29/2004
                                                               30 months

01/31/2001 25% per year over 4 years 01/31/2005 07/02/2002     Monthly vesting over      01/31/2005
                                                               31 months

02/28/2001 25% per year over 4 years 02/28/2005 07/02/2002     Monthly vesting over      02/28/2005
                                                               32 months

03/30/2001 25% per year over 4 years 03/30/2005 07/02/2002     Monthly vesting over      03/30/2005
                                                               33 months

04/30/2001 25% per year over 4 years 04/30/2005 07/02/2002     Monthly vesting over      04/30/2005
                                                               34 months

05/31/2001 25% per year over 4 years 05/31/2005 07/02/2002     Monthly vesting over      05/31/2005
                                                               35 months

07/31/2001 25% per year over 4 years 07/31/2005 07/02/2002     Monthly vesting over      07/31/2005
                                                               37 months

08/31/2001 25% per year over 4 years 08/31/2005 07/02/2002     Monthly vesting over      08/31/2005
                                                               38 months

09/28/2001 25% per year over 4 years 09/28/2005 07/02/2002     Monthly vesting over      09/28/2005
                                                               39 months

10/31/2001 25% per year over 4 years 10/31/2005 07/02/2002     Monthly vesting over      10/31/2005
                                                               40 months